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                                                                   EXHIBIT 11.1

                           ARTISAN COMPONENTS, INC.

          STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED
                                                            SEPTEMBER 30,
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
Weighted average common shares outstanding for the
 period.................................................  5,018   7,070   8,557
Common equivalent shares pursuant to Staff Accounting
 Bulletin No. 83........................................    979     979     979
                                                         ------  ------  ------
Shares used in computing per share amount...............  5,997   8,049   9,536
                                                         ======  ======  ======
Net income (loss)....................................... $  (33) $  532  $  725
                                                         ======  ======  ======
Net income per share (historical).......................                 $ 0.08
                                                                         ======
Proforma net income data (unaudited):
Income before provision for income taxes................ $    3  $  669
                                                         ------  ------
Proforma income tax benefit (expense)................... $   18  $ (260)
                                                         ------  ------
Proforma net income..................................... $   21  $  409
                                                         ======  ======
Proforma net income per share........................... $ 0.00  $ 0.05
                                                         ======  ======
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(1) Primary and fully diluted calculations are substantially the same.